Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Reports Fourth Quarter and 2015 Financial Results and Business Update

Conference call scheduled for 4:30 p.m. ET today

FREMONT, CA, March 29, 2016 – Zosano Pharma Corporation (NASDAQ: ZSAN), a clinical stage specialty pharmaceutical company with proprietary microneedle patch technology for the delivery of drugs through the skin, today announced financial results for the fourth quarter and year ended December 31, 2015. The company also provided an update to its corporate strategy and partnering plans. The company announced a strategic focus on its ZP-Triptan program for the acute treatment of migraine, while pursuing partnership opportunities for its other clinical programs. As a result, the organization will streamline its operations to appropriately manage its resources.

“Over the last two years, Zosano has demonstrated proof-of-concept with three clinical programs,” said Dr. Konstantinos Alataris, Zosano’s President and Chief Executive Officer. “After a strategic review of our programs and resources, we have prioritized our efforts on advancing ZP-Triptan for the treatment of migraine. Our discussions with key opinion leaders have identified that our unique delivery mechanism has the potential to provide rapid resolution of migraine symptoms and address a significant unmet need in the migraine space. After consultation with the FDA on the regulatory requirements for approval, we believe a single pivotal efficacy study, in addition to the required safety study, will be sufficient to enable us to obtain FDA approval.”

“As a result of our focus on the ZP-Triptan program, we are restructuring the organization to manage our cash while creating value for the company by driving towards the completion of a near-term clinical milestone for ZP-Triptan such as the pivotal efficacy study,” commented Dr. Alataris. “We are very grateful to all of our employees for their dedication, commitment and hard work over the last several years.” He added, “Clinical development efforts on our ZP-PTH and ZP-Glucagon product candidates will be suspended until such time that we can appropriately fund such development through strategic partnerships or additional financing. However, our plan to build a balanced portfolio of proprietary and partnered programs remains intact. So, in parallel to executing the ZP-Triptan pivotal efficacy trial, we will explore collaborations with strategic partners to further the clinical and commercial development of all three of our assets.”

As a result of the reorganization, a workforce reduction of 24 employees, representing approximately 38 percent of the company’s total workforce, will be implemented. Zosano expects to reduce its headcount-related expenses by approximately $2.0 million, net of severance costs, for fiscal year 2016, and to redeploy the amounts saved to support the ZP-Triptan pivotal trial. Zosano projects that it has available cash resources to maintain its currently planned operations through the end of Q1 2017.

Recent Corporate Highlights and Pipeline Update

•	Our ZP-Triptan product candidate, which delivers a proprietary formulation of zolmitriptan, recently completed a Phase 1 clinical trial that validates the ability of the Zosano platform to enable fast absorption (with short Tmax pharmacokinetic profile) compared to oral tablets. Fast absorption is believed to correlate with rapid pain relief for migraine patients. In addition, by using the Zosano microneedle patch delivery technology, ZP-Triptan bypasses the gastrointestinal tract, which offers advantages for migraine patients who experience symptoms of nausea and vomiting or morning migraine episodes where gastric stasis inhibits the absorption of oral medications.

•	Recent feedback from the FDA on ZP-Triptan’s regulatory path has been encouraging. In particular, we are pleased that FDA has agreed that, in combination with the safety study required for any product developed under the 505(b)(2) pathway, a single positive pivotal efficacy study should be sufficient for approval of the ZP-Triptan program.

•	We plan to submit an Investigational New Drug (IND) application for ZP-Triptan to the FDA in the second quarter of 2016 and expect to complete the pivotal efficacy study for ZP-Triptan by early 2017.

Financial Results for the Year Ended December 31, 2015

•	Zosano reported a net loss for 2015 of $28.4 million, or $2.49 per share on a basic and diluted basis, compared with a net loss of $14.2 million, or $2.78 per share on a basic and diluted basis, for 2014. Our net loss for the fourth quarter of 2015 was $7.6 million, or $0.64 per share on a basic and diluted basis, compared with a net loss of $4.3 million, or $0.83 per share on a basic and diluted basis, for the same quarter in 2014.

•	Total revenue for the year ended December 31, 2015, was $0.3 million, compared with $2.9 million in 2014. The decrease was primarily due to the completion of the feasibility study and conclusion of work under our now terminated collaboration agreement with Novo Nordisk. We had no revenue for the fourth quarter of 2015, compared with $0.4 million of revenue for the same quarter in 2014.

•	Research and development (R&D) expenses for the year 2015 were $20.4 million, compared with $11.0 million in 2014. The increase was primarily due to the ZP-Triptan Phase 1 clinical trial and related preclinical toxicology studies, ZP-Glucagon Phase 2 clinical trial, and Phase 3 GMP manufacturing preparation for our Daily ZP-PTH product candidate conducted in connection with our now terminated collaboration with Lilly. R&D expenses for the fourth quarter of 2015 were $5.7 million, compared with $2.7 million for the same quarter in 2014.

•	General and administrative (G&A) expenses for the year 2015 were $6.3 million, compared with $4.4 million in 2014. The increase in G&A was primarily attributable to additional costs to support our expanded research and development operations and our infrastructure as a public company. G&A expenses were $1.5 million for the fourth quarter of 2015, compared with $1.2 million for the same quarter in 2014.

•	As of December 31, 2015, we had cash, cash equivalents and marketable securities of $36.9 million, debt of $15.3 million, and 12.0 million common shares outstanding.

Company to Host Conference Call

Zosano will host a conference call today, March 29, 2016 at 4:30 p.m. ET to discuss the company’s financial results for the quarter ended December 31, 2015, and to provide a corporate update. A question and answer session will follow. To participate via live webcast, please enter this event link on your web browser: http://edge.media-server.com/m/p/7md8rj2v. To participate on the live call, please dial +1(866) 410-5537 (domestic) or +1(704) 908-0329 (international), and provide the conference ID 55587751, approximately five to 10 minutes ahead of the start of the call.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications. Zosano Pharma’s microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits that the company believes often are unavailable using oral formulations or injections. Zosano Pharma’s microneedle patch system has the potential to deliver numerous medications for a wide variety of indications in commercially attractive markets. It has been tested in more than 400 patients with over 30,000 patches successfully applied to humans in Phase 1 and Phase 2 clinical studies. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in our 2015 Annual Report on Form 10-K, as filed with the Securities Exchange Commission on March 29, 2016. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Konstantinos Alataris, Ph.D.

Chief Executive Officer

510-745-1200

Investor Contact:

Patti Bank

Westwicke Partners

415-513-1284

patti.bank@westwicke.com

Media Contact:

Jamie Lacey-Moreira

410-299-3310

jamielacey@presscommpr.com

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ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)
Revenue:
License fees revenue	$—	$136	$170	$1,955
Collaborative development support services	—	244	143	906

Total revenue	—	380	313	2,861

Operating expenses:
Cost of license fees revenue	—	—	—	100
Research and development	5,665	2,723	20,366	10,953
General and administrative	1,518	1,212	6,315	4,420

Total operating expenses	7,183	3,935	26,681	15,473

Loss from operations	(7,183)	(3,555)	(26,368)	(12,612)
Other expenses:
Interest expense, net	(317)	(587)	(1,564)	(1,848)
Other expense	(146)	50	(97)	(93)
Warrant revaluation income (expense)	—	(185)	48	(185)
Gain on debt forgiveness	—	—	—	497
Loss on debt extinguishment	—	—	(446)	—

Net loss	$(7,646)	$(4,277)	$(28,427)	$(14,241)

Net loss per common share – basic and diluted	$(0.64)	$(0.83)	$(2.49)	$(2.78)

Weighted-average shares used in computing net loss per common share – basic and diluted	11,967	5,149	11,414	5,128

ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	December 31, 2015	December 31, 2014
Cash, cash equivalents and marketable securities	$36,933	$1,214
Total current assets	37,271	1,636
Total assets	45,337	13,343
Secured promissory notes, current*	3,360	1,408
Related parties convertible notes**	—	7,362
Long-term debt	11,910	13,291
Total liabilities	18,835	26,744
Stockholders’ equity (deficit)	26,502	(13,401)

*	In June 2015, the company entered into an amendment to its loan and security agreement with Hercules Technology Growth Capital, Inc. to increase the aggregate principal amount of the loan to $15.0 million. Upon the execution of the amendment, the company used approximately $11.4 million of the loan proceeds to prepay all amounts owed under the secured promissory note held by BMV Direct SOTRS LP, a stockholder of the company and an affiliate of BioMed Realty Holdings, Inc.
**	In January 2015, upon the closing of the company’s initial public offering of common stock, the principal and all unpaid and accrued interest on each convertible promissory note outstanding as of January 30, 2015, which totaled $7.4 million, automatically converted into shares of common stock, resulting in the liability for such notes being reclassified to permanent equity.